Exhibit 10.37

$3,000,000 STANDBY COMMITMENT

SUMMARY OF TERMS AND CONDITIONS

This Summary of Terms and Conditions of a $3,000,000 Standby Commitment (the “Standby Commitment Term Sheet”) is for convenience of reference only and shall not be considered to be exhaustive as to the final terms and conditions that shall govern the financing arrangements between the parties. In the event of a conflict between the provisions of this Standby Commitment Term Sheet and any relevant definitive agreement, the latter shall prevail. This Standby Commitment Term Sheet and all matters related hereto are confidential, and the parties agree to maintain the confidentiality of this Standby Commitment Term Sheet and the related matters unless written authorization to the contrary is provided in advance of any non-authorized disclosure or unless disclosure is otherwise required by applicable law. The parties agree that each of them may disclose this Standby Commitment Term Sheet and the related matters to his or its respective financial and legal advisors. All amounts in this Standby Commitment Term Sheet are expressed in U.S. dollars.

Background and Objective:	This Standby Commitment Term Sheet is executed and delivered between Authentidate Holding Corp. (“Authentidate”) and the purchasers as identified below (the “Purchasers”) to set forth the terms and conditions governing a financing arrangement between the parties hereto. To assure adequate funds available for Authentidate’s general corporate purposes, the Purchasers have agreed to provide Authentidate with a standby commitment to purchase senior secured convertible debentures of Authentidate in an aggregate principal amount of up to $3,000,000 (“Convertible Debentures”). Simultaneously with the execution of this Standby Commitment Term Sheet, the Purchasers will provide reasonable assurance of financial ability to comply with the obligations hereunder.

Issuer:	Authentidate

Purchasers:	Purchasers	Commitment
	VER 83 LLC	$3,000,000

Total Commitment Amount:	$3,000,000 (the “Total Commitment Amount”), subject to downward adjustment, as provided below. Each Purchasers maximum commitment is set forth above.

Commitment Fee Warrants:	Upon the execution of Definitive Agreements, Authentidate shall contemporaneously issue to the Purchasers 400,000 common stock purchase warrants (the “Commitment Warrants”), pro rata based on each Purchasers Maximum Commitment. The exercise price of the Commitment Warrants shall be equal to the initial Conversion Rate of the Convertible Debentures. The Commitment Warrants shall be exercisable for a period of five years from the date of issuance and shall be in a form mutually acceptable to Authentidate and the Purchasers and will have appropriate and customary terms and provisions, including customary anti-dilution protection in the event of stock splits, stock dividends, recapitalizations, consolidations, merger or similar events. The Holders will be entitled to exercise the Commitment Warrants through cashless exercise provisions in the event the Common Stock to be issued upon the exercise of the Commitment Warrants is not registered pursuant to an effective registration statement filed with the Securities and Exchange Commission. The Commitment Warrants shall be registered in the name of Duke 87, LLC.

Drawdown Warrants:	Upon the closing of a Drawdown, Authentidate shall contemporaneously issue to each Purchaser 13,333 common stock purchase warrants (the “Drawdown Warrants”) for each $100,000 principal amount of Convertible Debentures purchased by such Purchaser. The exercise price of the Drawdown Warrants shall be equal to the Conversion Rate of the Convertible Debentures. The Drawdown Warrants shall be exercisable for a period of five years from the date of issuance and shall be in a form mutually acceptable to Authentidate and the Purchasers and will have appropriate and customary terms and provisions, including customary anti-dilution protection in the event of stock splits, stock dividends, recapitalizations, consolidations, merger or similar events. The Holders will be entitled to exercise the Drawdown Warrants through cashless exercise provisions in the event the common stock to be issued upon the exercise of the Drawdown Warrants is not registered pursuant to an effective registration statement filed with the Securities and Exchange Commission. The Drawdown Warrants shall be registered in the name of Duke 87, LLC.

Term of Commitment:	The 12-month period commencing on the Effective Date (defined below) (the “Commitment Term”), subject to early termination by Authentidate, as provided below.

Drawdowns on Commitment:	From time to time during the Commitment Term, upon no less than 30 days’ written notice by Authentidate to the Purchasers, the Purchasers shall purchase Convertible Debentures in the aggregate amount specified in such written notice (the “Drawdown”). The Purchasers shall purchase the Convertible Debentures pro rata based on each Purchasers Maximum Commitment and the amount of each Drawdown. The closings of such purchases shall occur on or prior to the 30th day following the dates of such written notices or on such other dates as Authentidate and the Purchasers may agree from time to time.

Use of Proceeds:	No restrictions.

Early Termination of Commitment:	At any time during the Commitment Term, Authentidate may terminate the Purchasers’ obligation to purchase Convertible Debentures by providing the Purchaser with a written notice of its intention to terminate such obligation and redeeming the Convertible Debentures then outstanding.

Maturity Date of Convertible Debentures:	Eighteen months after the date of issuance (the “Maturity Date”), subject to early redemption, as provided below.

Interest on Convertible Debentures:	10% per annum, accruing monthly and payable in cash, or at the option of Authentidate, in shares of Common Stock (“Dividend Shares”), within the 15-day period following each calendar quarter, on the Maturity Date and on the date of redemption (if any). The Dividend Shares shall be valued at the most recent closing bid price of Authentidate’s common stock reported on the Nasdaq Capital Market prior to the date of payment of the dividend.

Conversion Feature of Convertible Debentures:	At any time and from time to time prior to the Maturity Date and prior to redemption (if any), upon no less than 15 days’ written notice by the Purchaser to Authentidate, all or a portion of the principal amount of outstanding Convertible Debentures may be converted into shares of Authentidate’s common stock (“Conversion Shares”) at a conversion rate equal to $1.20 (the “Conversion Rate”). In calculating the number of Conversion Shares to be issued to the Purchasers, such number shall be rounded up or down to the nearest whole number. Authentidate shall not issue any fractional Conversion Shares under any circumstances, nor shall Authentidate be required to pay any cash amounts in respect of the value of any fractional Conversion Shares that may have been issuable in the absence of the aforementioned prohibition.

Redemption Feature of Convertible Debentures:	At any time and from time to time prior to the Maturity Date, upon no less than 30 days’ written notice by Authentidate to the Purchaser (the “Redemption Notice”), all or a portion of the then outstanding Convertible Debentures may be redeemed by payment of the principal amount thereof and the accrued and unpaid interest thereon at the end of such 30-day notice period. At any time during such 30-day notice period, a Purchaser may exercise the conversion feature of the Convertible Debentures that are the subject of the Redemption Notice, by providing written notice to Authentidate of his intention to exercise such conversion feature. The Conversion Shares underlying such Convertible Debentures shall be issued by Authentidate on or prior to the 15th day following the date of the Purchaser’s notice of his intention to exercise such conversion feature.

Anti-dilution:	If, while any Convertible Debentures are outstanding, Authentidate should effect a split or a consolidation of its common stock, or should pay to its stockholders a dividend or distribution in additional shares of its common stock without payment of any consideration therefor, then the Conversion Rate shall be increased or decreased appropriately such that the number of Conversion Shares issuable upon conversion of Convertible Debentures shall be increased or decreased in proportion to the increase or decrease in the aggregate number of issued and outstanding shares of Authentidate’s common stock as a result of such split, consolidation, dividend or distribution.

Security:	First priority lien on the property and building located at 2165 Technology Drive, Schenectady, New York 12308 (the “Property”) and all of the outstanding shares of capital stock of Authentidate’s subsidiary, Authentidate AG, and a general lien on all of the assets of Authentidate.

Priority	The Convertible Debentures will be senior secured obligations of Authentidate. No other indebtedness, whether secured or unsecured, may be issued by Authentidate while the Convertible Debentures are outstanding, unless such indebtedness is specifically subordinated in all respects to the Convertible Debentures.

5% Limitation	No holder of a Commitment Warrant or a Drawdown Warrant may exercise such warrant, and no holder of a Convertible Debenture may convert such Convertible Debenture, if the shares received upon such exercise or conversion, when added to shares of Authentidate’s common stock beneficially owned by such holder at the time of, or any time within sixty days prior to, the date of such exercise or conversion, would, in the aggregate, be equal to or exceed 5% of the outstanding shares of Authentidate as determined in accordance with Regulation 13D, promulgated under the Securities Exchange Act of 1934, as amended.

Third Party Financing:	If, while there are any Convertible Debentures outstanding, Authentidate 1) closes a financing with a third party, whether by way of debt, equity or otherwise, 2) sells the Property, or 3) sells all or a portion of the shares of Authentidate AG, (collectively a “Financing”) then, in accordance with the provisions appearing beside the heading “Redemption Feature of Convertible Debentures” above, Authentidate shall deliver a written notice to the Purchaser of Authentidate’s intention to redeem the maximum number of the then outstanding Convertible Debentures of which the net proceeds to Authentidate of such Financing (the “Net Proceeds”) would be sufficient to repay the aggregate principal amount and accrued and unpaid interest thereon. Unless a Purchaser elects to exercise the conversion feature of such Convertible Debentures in accordance with the provisions appearing beside the heading “Redemption Feature of Convertible Debentures” above, Authentidate shall use the Net Proceeds to redeem such Convertible Debentures in accordance with such provisions. In addition, to the extent that the Net Proceeds are more than sufficient to redeem all of the then outstanding Convertible Debentures (and the Financing occurs during the Commitment Term), the then-undrawn portion of the Total Commitment Amount shall be reduced automatically upon the closing of a Financing by the lesser of: (i) the then-undrawn portion of the Total Commitment Amount; or (ii) an amount equivalent to the difference between (x) the total amount of the Net Proceeds and (y) the amount required to redeem the Convertible Debentures subject to the above-mentioned redemption notice. If a Financing occurs during the Commitment Term while there are no Convertible Debentures outstanding, the Total Commitment Amount shall be reduced automatically upon the closing of the Financing by the lesser of: (i) the Total Commitment Amount; or (ii) the Net Proceeds.

Covenant to Negotiate and Enter into a Definitive Agreement:	Authentidate and the Purchasers will negotiate in good faith, and enter into, as soon as practicable, definitive agreements with respect to the proposed transactions contemplated in this Standby Commitment Term Sheet (the “Definitive Agreement”). The provisions of the Definitive Agreement will be consistent with the provisions of this Standby Commitment Term Sheet and will contain other terms and conditions customary and reasonable for transactions of the nature contemplated in this Standby Commitment Term Sheet, including, without limitation, the form of the Convertible Debentures and Warrants.

Conditions Precedent to Drawdowns on Commitment:

•     Execution and delivery of the Definitive Agreement and all ancillary agreements contemplated thereby

•     Execution and delivery of Convertible Debentures and Warrants

•     Absence of default under the provisions of this Standby Commitment Term Sheet or any relevant definitive agreement

•     Receipt of all necessary regulatory consents or approvals

Events of Default:	The Convertible Debentures will contain events of default customarily found in agreements for similar financings and other events of default deemed by Purchasers to be appropriate to the specific transaction, including, without limitation, failure to make payments when due; noncompliance with covenants; breaches of representations and warranties; payment default with respect to any other material indebtedness; failure to satisfy or stay executions of judgments in excess of specified amounts; the occurrence of certain materially adverse events; and change of ownership or control.

Syndication and Assignment:	Subject to applicable securities laws, the Convertible Debentures may be syndicated, sold and assigned by the Purchaser to one or more third parties, and rights of the Purchaser under this Standby Commitment, the Definitive Agreement, the Convertible Debentures and any other relevant definitive agreement may be assigned by the Purchaser to such third party or parties. Authentidate shall co-operate with the Purchaser in connection with any such syndication, sale or assignment and, among other things, shall execute and deliver documents reasonably necessary to facilitate the same.

Independent Advice:	Each Purchaser represents and warrants to Authentidate that he has read this Standby Commitment Term Sheet and understands his obligations under it. Each Purchaser further represents and warrants to Authentidate that he has had an adequate opportunity to seek and obtain independent legal and financial advice in connection with this Standby Commitment Term Sheet and such other professional advice that he considered necessary or appropriate.

Binding Nature:	This Standby Commitment Term Sheet is legally binding. Each of Authentidate and the Purchasers, on its and their own behalf, respectively, represents and warrants that this Standby Commitment Term Sheet is a valid and legally binding obligation of it or him, respectively, enforceable in accordance with the terms of this Standby Commitment Term Sheet.

Governing Law:	Delaware

IN WITNESS WHEREOF, the parties have executed and delivered this Standby Commitment Term Sheet as of the 22 day of September, 2009 (the “Effective Date”).

Acceptance	Authentidate and Purchaser hereby agree that the terms set forth above are acceptable to each of them.

AUTHENTIDATE HOLDING CORP.

	By:	O’Connell Benjamin
Name:
Title:

VER 83 LLC

	By:	/s/ Douglas Luce
Name: Douglas Luce
Title: Manager